Exhibit 10.3

Execution Version

December 10, 2020

Silver Spike Acquisition Corp.
600 Madison Avenue
17th Floor
New York, New York 10022

WM Holding Company, LLC
41 Discovery,
Irvine, CA 92618

Ladies and Gentlemen:

Re: Sponsor Letter Agreement

Reference is made to that certain Agreement and Plan of Merger, dated as of December 10, 2020 (as amended, the “Merger Agreement”) by and among Silver Spike Acquisition Corp., a Cayman Island exempted company (including any successor entity thereto, including upon the Domestication (as defined in the Merger Agreement), “Parent”), Silver Spike Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent (“Merger Sub”), WM Holding Company, LLC, a Delaware limited liability company (including the successor entity in its merger with Merger Sub pursuant to the Merger Agreement, the “Company”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the Holder Representative (as defined in the Merger Agreement). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

Silver Spike Sponsor, LLC, a Delaware limited liability company (“Sponsor”) is the record and beneficial owner of 6,250,000 shares of Silver Spike Class B Common Stock (including the shares of Surviving Pubco Class A Common Stock into which such shares are converted as a result of the Domestication and the consummation of the transactions contemplated by the Merger Agreement, the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company and Parent agree as follows:

1. Redemption and Voting

(a)       Sponsor agrees that if Parent seeks shareholder approval of the transactions contemplated by the Merger Agreement, Sponsor shall not redeem any Founder Shares owned by it in connection with shareholder approval of the transactions contemplated by the Merger Agreement (the “Proposed Transaction”).

(b)       Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of Silver Spike Common Stock (the “Silver Spike Shareholders”), and in each written consent or resolutions of any of the Silver Spike Shareholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of Parent over which Sponsor has voting power (i) in favor of, and to adopt, the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Merger Agreement to the extent required for Parent to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of Parent to consummate the transactions contemplated by the Merger Agreement or any Ancillary Agreement or (2) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement or (B) any other action or proposal involving Parent or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Ancillary Agreement or would reasonably be expected to result in any of the conditions to Parent’s obligations under the Merger Agreement not being fulfilled.

(c)       Sponsor agrees not to deposit, and to cause its Affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and Parent in connection with the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby.

(d)       Sponsor agrees, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of Parent in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Ancillary Agreement, other than to recommend that the Silver Spike Shareholders vote in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)       Sponsor agrees that during the Voting Period it shall not, without Parent’s and the Company’s prior written consent, (i) make or attempt to make any transfer that would not be permitted pursuant to Section 7(a) of that certain Letter Agreement, dated August 7, 2019, by and between Sponsor and Parent, except to an Affiliate who signs a joinder to this Agreement in a form reasonably acceptable to Parent and the Company agreeing to be bound by this Section 1; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 1. Parent hereby agrees to reasonably cooperate with the Company in enforcing the transfer restrictions set forth in this Section 1.

(f)       In the event of any equity dividend or distribution, or any change in the equity interests of Parent by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Founder Shares” shall be deemed to refer to and include the Founder Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares may be changed or exchanged or which are received in such transaction.

(g)       During the Voting Period, Sponsor agrees to provide to Parent, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by Parent, the Company or their respective Representatives and required in order for the Company and Parent to comply with Sections 9.04, 9.05 and 9.08 of the Merger Agreement. To the extent required by applicable Law, Sponsor hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such disclosure is made in compliance with the provisions of the Merger Agreement.

2. The Sponsor agrees that if the amount of the sum of (x) the amount of cash available to be released from the Trust Account (after giving effect to all payments made as a result of the completion of all Silver Spike Share Redemptions) and (y) the net amount of proceeds actually received by Silver Spike pursuant to the Equity Financing (the “Cash Proceeds”) is less than $350,000,000, then 15% of the Founder Shares shall be deemed to be “Deferred Founder Shares” (and, for the avoidance of doubt, if the Cash Proceeds are equal to or greater than $350,000,000, then no Founder Shares shall be deemed to be “Deferred Founder Shares” and Sections 2 through 6 of this Sponsor Letter Agreement shall be void and of no further force and effect) and a corresponding number of Surviving Company Membership Units held by the Surviving Pubco shall be deemed to be “Earnout Company Units”. The Sponsor agrees that it shall not Transfer any Deferred Founder Shares until (collectively, the “Deferred Founder Shares Lock-up Period”):

(a)       with respect to 25% of any Deferred Founder Shares, if and until such time, in any case on or before the first (1st) anniversary of the Closing, that the last sale price as reported on Nasdaq of shares of Surviving Pubco Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Common Stock) for any twenty (20) trading days within any thirty (30) trading day period occurring after the Closing;

(b)       with respect to 25% of any Deferred Founder Shares, if and until such time, in any case on or before the second (2nd) anniversary of the Closing, that the last sale price as reported on Nasdaq of shares of Surviving Pubco Class A Common Stock equals or exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Common Stock) for any twenty (20) trading days within any thirty (30) trading day period occurring after the Closing; and

(c)       with respect to 50% of any Deferred Founder Shares, if and until such time, in any case on or before the third (3rd) anniversary of the Closing, that the last sale price as reported on Nasdaq of shares of Surviving Pubco Class A Common Stock equals or exceeds $18.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Common Stock) for any twenty (20) trading days within any thirty (30) trading day period occurring after the Closing.

3. The certificates evidencing the Deferred Founder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR LETTER AGREEMENT, DATED AS OF DECEMBER 10, 2020, BY AND AMONG THE HOLDER HEREOF AND THE OTHER PARTIES THERETO.

4. Notwithstanding the provisions set forth in Section 2, Transfers of any Deferred Founder Shares, are permitted (a) to Parent’s officers or directors, affiliates and its employees or any family member of any of Parent’s officers or directors; and (b) to any members of the Sponsor or any affiliates of the Sponsor; provided, however, that in the case of clauses (a) and (b) these permitted transferees must enter into a written agreement with Parent agreeing to be bound by the transfer restrictions in and other provisions contained in this Sponsor Letter Agreement.

5. Forfeiture of Founder Shares. In the event of the failure to achieve the applicable trading price threshold set forth in Sections 2(a), 2(b) and 2(c) (each event, a “Deferred Founder Shares Forfeiture”) on or prior to the completion of the applicable Deferred Founder Shares Lock-up Period, as set forth in such Sections above (the first Business Day following the end of such period, the “Forfeiture Date”), the portion of the Deferred Founder Shares, the release of the lockup of which is subject to the achievement of the applicable threshold, shall be forfeited and transferred to Surviving Pubco by the holder that Beneficially Owns such Deferred Founder Shares, without any consideration for such Transfer (“Forfeited Shares”). In event of a Deferred Founder Shares Forfeiture, a number of Earnout Company Units equal to the number of Forfeited Shares, as applicable, shall be forfeited and transferred to the Company by Surviving Pubco, without any consideration for such Transfer (a “Company Unit Forfeiture”). For the avoidance of doubt, prior to a Company Unit Forfeiture, Surviving Pubco shall not have the right to vote such Earnout Company Units or to receive dividends with respect to such units.

6. One hundred percent (100%) of any Deferred Founder Shares which remain subject to the achievement of the applicable trading price threshold in Section 2 (and which have not previously been forfeited pursuant to Section 5) shall no longer be subject to Transfer restrictions or forfeiture upon the first to occur of any of the following:

(a)       if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(b)       if Surviving Pubco Class A Shares shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange;

(c)       if any of the following shall occur:

(i)       there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(ii)       the shareholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the asset of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the

Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

(iii)       any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities;

provided that, if the price per share that would be payable to such Deferred Founder Shares in any of the foregoing transactions is less than the applicable thresholds set forth in Section 2, 100% of any such remaining Deferred Founder Shares shall be considered Forfeited Shares.

7. Pursuant to Section 17.4 of the Silver Spike Governing Document, the Sponsor, in its capacity as holder of one hundred percent (100%) of the Founder Shares, hereby waives the adjustment to the Initial Conversion Ratio (as defined in the Silver Spike Governing Document) that would otherwise apply pursuant to Section 17.3 of the Silver Spike Governing Document as a result of the issuance of shares of Surviving Pubco Class A Common Stock in connection with the transactions contemplated by the Merger Agreement pursuant to the PIPE Financing such that the shares of Surviving Pubco Class A Common Stock issued pursuant to the PIPE Financing are excluded from the determination of the number of shares of Surviving Pubco Class A Common Stock issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the Silver Spike Governing Document. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 17.8 of the Silver Spike Governing Document, which provides that in no event may any Founder Share convert into shares of Surviving Pubco Class A Common Stock at a ratio that is less than one-for-one.

8. As used herein, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; and (b) “Transfer” shall mean the (i) direct or indirect transfer, sale of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) (a)or (b)(ii).

9. This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by Parent, or after the Closing, Surviving Pubco and, before the Closing, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

10. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, Parent and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 13.03 of the Merger Agreement to the applicable party at its principal place of business. Any notice to Sponsor shall be sent to the address set forth on the signature page hereto.

12. This Sponsor Letter Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing. In the event of a valid termination of the Merger Agreement, this Sponsor Letter Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, Parent or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

13. Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

14. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

15. Sections 13.05, 13.07, 13.08 and 13.12 through 13.15 of the Merger Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[signature page follows]

Sincerely,

SILVER SPIKE SPONSOR, LLC

By:	/s/ Greg Gentile
Name: Greg Gentile
Title: Manager

Email:	notices@silverspikecap.com
Address:	660 Madison Ave.
Suite 1600
New York, NY 10065

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

SILVER SPIKE ACQUISITION CORP.

By:	/s/ Greg Gentile
Name: Greg Gentile
Title: Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

WM HOLDING COMPANY, LLC

By:	/s/ Christopher Beals
Name: Christopher Beals
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

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